HIGH PLAINS CORPORATION
                        200 W. Douglas, Suite #820
                           Wichita, Kansas 67202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 17, 1995


  The Annual Meeting of Stockholders of High Plains Corporation (the "Company") will be held at the Wichita Airport Hilton, 2098 Airport Road, Wichita, Kansas, in the Salon Room, on the 17th day of November, 1995 at 10:00 o'clock a.m. (CST) for the purpose of considering and voting upon the following matters:

  1.   To elect two directors to the class whose term expires in 1998.

  2. To approve the adoption of an Employee Stock Purchase Plan for key management employees of the Company.

  3. To ratify the appointment of Allen, Gibbs & Houlik, L.C. as the independent public accountants for the Company.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on September
29, 1995 will be entitled to notice of and to vote at the meeting.


                            By order of the Board of Directors
                            Stanley E. Larson
                            Chairman of the Board and President

Wichita, Kansas
September 29, 1995

  You are cordially invited to come to the Annual Meeting early so that you may meet informally with management and with Board nominees. The meeting room will be open from 9:00 a.m. until the meeting at 10:00 a.m. Refreshments will be served before the meeting.




                                IMPORTANT


IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE
PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

                        High Plains Corporation
                      200 W. Douglas, Suite #820
                        Wichita, Kansas 67202

                           PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS
                         NOVEMBER 17, 1995

                        GENERAL INFORMATION

  The accompanying proxy is furnished by High Plains Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held on November 17, 1995, or any adjournment thereof, and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior to or at the meeting. The expense of this solicitation is to be borne by the Company and the Company will reimburse persons holding stock in their name or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals. The approximate mailing date of this proxy statement is October 29, 1995.

  The Company had outstanding 15,996,289 shares of Common Stock, par value $.10 per share as of September 29, 1995, the date the security holders of record entitled to vote at the meeting will be determined (the "Record Date"). Each share of Common Stock entitles the holder thereof to one vote. There is cumulative voting in the election of directors, and each stockholder is entitled to cast a number of votes equal to the number of voting shares held by the stockholder at the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them between the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively, and the accompanying form of proxy grants such authority.

                         ELECTION OF DIRECTORS

  The Board recommends that the stockholders vote FOR, and unless otherwise instructed, the persons named in the Proxy have indicated that they intend to vote FOR the election of Daniel O. Skolness and H.T. Ritchie, comprising the class of directors whose current terms expire at the 1995 Annual Meeting, to serve as directors for a term of three years, until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event of the death or disability of any of the candidates for director, the Proxy will be voted for such other person or persons as the Board of Directors may recommend. No stockholder may vote in person or by proxy for more than two nominees at the Annual Meeting.

  Certain information about the (i) nominees, (ii) the other current directors of the Company who will continue in office after the Annual Meeting and (iii) the executive officers of the Company is set forth below:

Nominees For Reelection.
                                                       Nominated
                                                        for Term
  Name                 Age   Position                   Expiring

  H.T. Ritchie          51   Secretary and Director       1998
  Daniel O. Skolness    46   Director                     1998


Directors Who Will Continue in Office and Executive Officers.
                                                              Expiration
                                                             for Term as
  Name                  Age  Position                          Director

  Stanley E. Larson     70   Chairman, President and Director    1997
  John F. Chivers       56   Director                            1996
  Roger D. Skaer        56   Treasurer and Director              1997
  Donald M. Wright      72   Director                            1996
  Raymond G. Friend     43   Executive Vice President and CFO

    The directors of the Company are divided into three classes, each holding office for a term of three years. One class of directors is elected each year at the Annual Meeting of Stockholders. Officers of the Company serve at the discretion of the Board of Directors.

    Set forth below are biographical summaries of the incumbent directors, including the nominees, and the executive officers of the Company.

    Stanley E. Larson has been a director of the Company since
March 1980 and his current term as director expires at the Annual
Meeting of Stockholders in 1997. He has served as President of the Company since June 1985 and is a member of the "Nominating"
Committee of the Board of Directors.

    John F. Chivers has been a director of the Company since April 1993 and his current term as director expires at the Annual Meeting of Stockholders in 1996. Mr. Chivers is a realtor and developer from Detroit Lakes, Minnesota. He is a member of the "Nominating" Committee of the Board of Directors.

    H.T. Ritchie has been a director and the Secretary of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1995. He has been nominated by the Board for reelection at the 1995 Annual Meeting for a three-year term, which will expire in 1998. For over five years, Mr. Ritchie has served as President of the Ritchie Corporation, a paving, sand and concrete production business located in Wichita, Kansas. He is a member of the "Policy and Compensation" Committee of the Board of Directors.

    Roger D. Skaer has been a director and the Treasurer of the Company from October 1987 until August 1993 when he resigned as Treasurer. His current term as director expires at the Annual Meeting of Stockholders in 1997. In December 1993 he was again elected as Treasurer. Until retiring in 1992, he maintained a dental practice in the Wichita area. He now manages personal investments. He is a member of the "Budget and Audit" Committee of the Board of Directors.

    Daniel O. Skolness has been a director of the Company since December 1993 and his current term as director expires at the Annual Meeting of Stockholders in 1995. He has been nominated by the Board for reelection at the 1995 Annual Meeting for a three-year term, which will expire in 1998. Mr. Skolness has been chief financial officer of Skolness, Inc., a sugarbeet and grain business of Glyndon, Minnesota, for over ten years. He is a member of the "Policy and Compensation" and "Budget and Audit" Committees of the Board of Directors.

    Donald M. Wright has been a director of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1996. For over six years he has managed his personal investments. He is a member of the "Nominating" and "Budget and Audit" Committees of the Board of Directors.

    Raymond G. Friend has been the Controller of the Company since June 1985 and Vice President and Chief Financial Officer since April 1990. In 1995 Mr. Friend was elected Executive Vice President and Chief Financial Officer of the Company. From March 1992 until March 1993, Mr. Friend served as Chairman of the Clean Fuels Development Coalition (CFDC), a national organization formed to promote the commercial development and use of clean alternative fuel sources. He continues to serve as executive director of the CFDC and in March of 1995 was again elected Chairman of CFDC for a one-year term. He also serves as President of the Kansas Ethanol Association, an organization of ethanol producers which operate plants in the state of Kansas.

    No family relationships exist between or among the directors or executive officers of the Company.

Committees
    The Company has standing Budget and Auditing, Policy and
Compensation, and Nominating Committees. Each Committee has met at least twice in the past fiscal year. All Committee members were present at each Committee meeting.

    The Budget and Audit Committee, consisting of Messrs. Skaer,
Wright, and Skolness, reviews the financial statements and budgets of the Company and reviews the performance of and recommends selection of the Company's independent auditors.

    The Policy and Compensation Committee, consisting of Messrs.
Ritchie, and Skolness, reviews overall policies including compensation policies of the Company, recommends modifications to general policies and to compensation levels, and awards and grants stock options.

    The Nominating Committee, consisting of Messrs. Wright, Larson and Chivers, recommends the nomination of prospective directors and officers. The Nominating Committee will consider persons brought to its attention by stockholders. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees to the Company's Board of Directors can do so by writing to the Secretary of the Company at 200 W. Douglas, Suite #820, Wichita, Kansas 67202, giving such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended giving consent to be named as a nominee and, if nominated and elected, to serve as a director.


Attendance At Board Meetings
    Since the last Annual Meeting of Stockholders, five meetings were held by the Board of Directors. All incumbent directors have attended all of the Board of Directors meetings since their election, except that H.T. Ritchie was unable to personally attend the Special Board Meeting held on August 26, 1995.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's voting securities as of September 29, 1995 by (i) each director of the Company, (ii) each Named Officer, as defined in "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting and investment power with respect to the shares of voting securities beneficially owned by such person.

                                    Number       Ownership
  Name of Beneficial Owner        of Shares    Percentage (1)
  Stanley E. Larson (2)            569,028         3.1%
  John F. Chivers (3)              180,000          *
  H.T. Ritchie (4)                 439,058         2.4%
  Roger D. Skaer (5)               663,165         3.6%
  Daniel O. Skolness (6)           334,706         1.8%
  Donald M. Wright (7)             453,758         2.5%
  Raymond G. Friend (8)            441,275         2.4%
  All directors and executive
    officers as a group (7
    persons)                     3,080,990        16.9%


  *  Less than 1%.

(1) Assumes exercise of options to purchase Common Stock granted to present and former officers, directors, and employees representing 2,259,421 shares of Common Stock for total outstanding shares of Common Stock of 18,255,710.

(2)  Includes options to purchase 455,428 shares of Common Stock which
are exercisable currently or within 180 days.   These include 66,667
(50,000 prior to the February 22, 1995 stock split) freestanding options
to purchase Common   Stock which are not subject to a company stock
option plan and which were issued at $5.3475 ($7.13 prior to the February 22, 1995 stock split) which represents fair market value on September 13, 1994.

(3) Consists of options to purchase 180,000 shares of Common Stock which are exercisable currently or within 180 days.

(4) Includes options to purchase 288,000 shares of Common Stock which are currently exercisable; 6,694 shares of Common Stock as to which Mr. Ritchie shares investment and voting power; and 1,152 shares which are held as custodian for a minor child.

(5) Includes options to purchase 302,393 shares of Common Stock which are exercisable currently or within 180 days.

(6) Includes options to purchase 144,000 shares of Common Stock which are currently exercisable; 19,970 shares held as custodian for a minor child; and 24,373 shares and 129,600 options to purchase shares held by the estate of Arthur Skolness, for which Daniel O. Skolness acts as executor.

(7) Includes options to purchase 302,400 shares of Common Stock which are exercisable currently or within 180 days.

(8) Includes options to purchase 345,600 shares of Common Stock which are exercisable currently or within 180 days.

                          EXECUTIVE COMPENSATION

    The following table sets forth certain individual compensation information for the Company's President and for the Company's executive officers whose total salary and bonus for fiscal 1995 exceeded $100,000 (the "Named Officers"). The Company granted no restricted stock awards or stock appreciation rights and did not make any long-term incentive plan payouts during the fiscal years indicated.

                       Summary Compensation Table
                                                                   Long-Term
                                                                 Compensation
                                 Fiscal   Annual Compensation        Awards
Name and Principal Position       Year   Salary ($)   Bonus ($)  Options (#)(3)     Compensation(1)(2)($)
Stanley E. Larson                 1995    $123,600    $ 95,103      122,000                     --
  (Chairman of the Board and      1994     120,000      44,884       54,000                     --
  President)                      1993      27,692     217,947       55,000                     --

Raymond G. Friend                 1995     123,600      95,103       72,000                 $4,374
  (Executive Vice President and   1994     120,000      44,884       54,000                  4,200
   Chief Financial Officer)       1993      82,369     166,559       55,000                  2,883

David J. Vander Griend (4)        1995     121,773      39,539       72,000                  2,499
                                  1994     120,000      44,884       54,000                  4,200
                                  1993      82,369     166,559       55,000                  2,883



(1)  All amounts represent employer matching contributions to the
Company's 401(k) Retirement Plan on behalf   of the named
individuals.

(2)  Does not include the value of perquisites and other personal
benefits because the aggregate amount of such   compensation does
not exceed 10% of the total amount of annual salary and bonus for any Named Officer.

(3) Not adjusted for the dilutive effect of the February 22, 1995 stock split.

(4)  Former Vice President of Operations who resigned as Vice
President on January 19, 1995 and whose    employment terminated
April 15, 1995.

             Option Grants in Fiscal Year Ended June 30, 1995


  The following table sets forth information concerning stock options granted to the Named Employee Officers during fiscal 1995 under the Company's 1992 Stock Option Plan. The Company granted no stock appreciation rights during fiscal 1995.

                                          % of Total                    Market                     Potential Realizable Value
                                           Options                     Price on                      at Assumed Annual Rates
                                          Granted to   Exercise or      Date of                    of Stock Price Appreciation
                        Options          Employees in   Base Price       Grant     Expiration           for Option Term
Name                    Granted (#)      Fiscal Year    ($/Sh)(5)    ($/Sh)(1)(5)     Date         5% ($)      10%($)     0%($)
Stanley E. Larson       72,000(2)(3)(4)     23.2%        $8.3438        $8.3438     12/09/04     $300,377     $600,754      $0
                        66,667(2)(3)(4)     16.6%        $5.3475        $5.3475      9/22/04     $178,251     $356,501      $0

Raymond G. Friend       72,000(2)(3)(4)     23.2%        $8.3438        $8.3438     12/09/04     $300,377     $600,754      $0

David J. Vander Griend  72,000(2)(3)(4)(6)  23.2%        $8.3438        $8.3438     12/09/04     $300,377     $600,754      $0


(1)  Based upon the last reported sales price on the NASDAQ
National Market System on the date of grant.

(2)  Options are currently exercisable.

(3)  The quantity of these options has been adjusted to allow for
the dilutive effect of the stock split which   occurred on February
22, 1995.

(4)  These options were granted pursuant to the "1992 Stock Option
Plan".

(5)  The exercise price and the market price on the date of the
grant were adjusted to allow for the dilutive effect   of the stock
split which occurred on February 22, 1995.

(6)  Former Vice President of Operations who resigned as Vice
President on January 19, 1995 and whose   employment terminated
April 15, 1995.

     Aggregated Option Exercises in Fiscal Year Ended June 30, 1995
                  and Fiscal Year-End Option Values

  The following table sets forth information concerning stock options exercised during, and held at the close of, fiscal 1995 by the Named Employee Officers. The Named Officers did not exercise during, or hold at the close of, such fiscal year any stock appreciation rights.

                                                                                   Value of
                                                              Number of          Unexercised
                                                             Unexercised        in-the-Money
                          Shares                         Options at Fiscal       Options at
                       Acquired on        Value              Year-End(#)        Fiscal Year-
  Name               Exercise(#)(1)    Realized($)   Exercisable/Unexercisable     End($)
  Stanley E. Larson      208,361         653,695            247,067/0              479,232
  Raymond G. Friend       30,925         201,893            314,675/0              707,163


(1) Adjusted to reflect for the effect of the February 22, 1995 stock split.


Director Compensation
  Until July 1, 1993 the Company traditionally did not pay cash compensation for serving on the Board of Directors or on a committee of the Board of Directors. As compensation for serving as a director and serving on committees of the Board of Directors for fiscal years 1994 and 1995, on December 10, 1993, the Company adopted a three year plan to grant to each of the six incumbent directors options to purchase 25,000 shares of Common Stock at an exercise price equal to $9.63 per share, the market closing price on such date. Such options expire 10 years from the date of grant if not previously exercised. Due to antidilutive features of the Company's stock options, the quantity of options granted or scheduled to be granted to each optionee, in each year, have increased to 72,000. As a result of stock splits which have occurred through 1995 the exercise price of all options which were issued prior to any stock splits have been reduced proportionately by the dilutive effect of the splits.

  Beginning on July 1, 1993, directors who are not employees of the Company are paid (i) $1,000 for each meeting of the Board of Directors attended and (ii) $500 for each meeting of a committee of the Board of Directors attended. For fiscal year 1995, each of the five current nonemployee directors of the Company were granted options to purchase 54,000 shares (prior to the February 22, 1995 stock split) of Common Stock at an exercise price equal to the market closing price on the date of such grants. Mr. Larson, the only current employee director, is not eligible to receive cash compensation for serving as a director or for serving on any committees of the Board of Directors, but for the 1995 fiscal year did receive options to purchase 54,000 shares of Common Stock (adjusted to 72,000 after the February 22, 1995 stock split) at an exercise price equal to the market closing price on the date of such grants. These options expire 10 years from the date of grant if not previously exercised.

  The Company also reimburses directors for reasonable expenses incurred in connection with their attendance at meetings, including committee meetings, of the Board of Directors.

Employment Agreements
   On April 1, 1993, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Stanley E. Larson, and Raymond G. Friend (the "Employees"). (Unless otherwise indicated, the provisions of the Employment Agreements are substantially similar.) Each of the Employment Agreements was for a four-year term. On April 1, 1995, these employment agreements were extended for a period of five years from that date, to coincide with the terms of additional employment agreements entered into by the Company with other key management employees.

  The Employment Agreements provide, with certain exceptions, that the Employees will not compete with the Company for the two-year period following termination of their employment. If the Employee is terminated for cause or if the Employee voluntarily resigns, the Company is not obligated to continue base salary or bonus payments beyond payments which were incurred prior to such termination. Upon termination due to death or permanent disability, each Employment Agreement provides for payment of 100% of the Employee's base salary at the time of termination, plus 50% of the Employee's most recent bonus. In the event the Company terminates the Employee without cause, the Company must continue to pay, for the remainder of the term of the Agreement, the Employee's full base salary at the time of termination plus (i) a bonus amount equal to the Employee's most recently received annual bonus, and (ii) the costs for the Employee's continued participation in all Company benefit plans. In the event of a termination of the Employee following a Change of Control (as defined in the Employment Agreements), the terminated Employee will continue to receive his base salary and bonus payments for the remainder of the term of the Agreement, and any unvested stock options of such Employee shall vest and become immediately exercisable.

  Compensation under the Employment Agreements consists of (i) a current minimum base salary of $123,600 for Mr. Larson and for Mr. Friend, which is to be increased by 3% per year as a cost of living adjustment and which may be increased by the Board of Directors of the Company based on merit, (ii) participation in an executive officer and key employee bonus pool equal to an aggregate of 5 1/2% of the Company's net income, and (iii) stock options to be granted under the Company's 1992 Stock Option Plan.

Report of the Compensation Committee with Respect to Executive
Compensation
  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers, stockholders and employees. Prior to and including fiscal 1995, the ultimate responsibility for administering the Company's compensation philosophy and overseeing the evaluation process as it relates to salary and bonus determinations has been the responsibility of the Board of Directors as a group, with the responsibility of the "Committee" being to study compensation issues and make recommendations to the Board of Directors.

  Executive Compensation Philosophy. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executives is based on the following principles:


  *  The Company attempts to compensate competitively.

    The Company is committed to providing a compensation program aimed at attracting and retaining the best people in the industry. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and sets its compensation parameters based on this review.

  *  The Company compensates sustained performance.

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors.
Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

  * The Company strives for fairness in the administration of compensation.

    The Company attempts to apply its compensation philosophy uniformly. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

    The Board of Directors, partially on the basis of information obtained from the underwriter of the Company's 1993 stock offering, determined the compensation levels and contract terms for the Employment Agreements.

  Commencing with fiscal 1994, the Company's process of assessing executive performance was as follows:

    1. At the beginning of the annual performance cycle, the Chief Executive Officer and the Committee set objectives and key goals for the Company's officers.

    2. The Chief Executive Officer and the Committee give each officer ongoing feedback on performance.

    3.  At the end of the annual performance cycle, the Chief
Executive Officer and the Committee evaluate the officer's accomplishment of objectives and attainment of key goals.

    4. The accomplishment of objectives and attainment of key goals affect the Chief Executive Officer's and the Committee's recommendations to the Board of Directors on salary increases and, if applicable, stock options.

  Executive Compensation Vehicles. The Company utilizes a compensation program to attract and retain key executives, enabling it to improve products, motivate technological innovation, foster teamwork and adequately reward executives, all with the goal of enhancing stockholder values. The annual cash-based compensation for executives consists of a base salary subject to increases at the discretion of the Company. Salaries are reviewed on an annual basis and may be changed at that time based on (i) information derived from the evaluation procedures described above, (ii) a determination that an individual's contributions to the Company have increased (or decreased), and (iii) changes in competitive compensation levels. The Company also makes available to executives incentive bonuses described above under "Employment Agreements" based on overall Company performance.

  The Company also has a Long-Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan"), adopted in 1991 to allow participants to defer compensation pursuant to 401(k) of the Internal Revenue Code. All employees of the Company, including executives, are eligible to participate in the 401(k) Plan provided certain qualifications are met. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes "matching" contributions to the 401(k) Plan allocated to all participants. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the employee prior to termination.

  Long-term incentives are intended to be provided through stock options specified in the Employment Agreements and through the possible grant of additional stock options under the 1992 Stock Option Plan or future stock option plans. The objective of aligning executives' long range interests with those of the stockholders may be met by providing the executives with the opportunity to build meaningful stake in the Company.

  Chief Executive Officer and Other Officer Compensation. The compensation levels paid to Stanley E. Larson as President and Chief Executive Officer of the Company, Raymond G. Friend as Executive Vice President and Chief Financial Officer, were established pursuant to an Employment Agreement and other related agreements, effective April 1, 1993 and renewed April 1, 1995 (see "Employment Agreements" above). These Agreements were approved by the entire Board of Directors after careful consideration. Compensation to officers is provided by base salary, incentive bonuses, and stock option awards.

  Base Salary. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer companies.

  Bonuses. Payments under the Company's bonus incentive plan are tied to the Company's level of achievement of annual earnings. This creates a direct link between the Company's profitability and executive officer pay.

  Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of stockholder value, thus providing a strong link between management and stockholders. In support of this philosophy, the Company has awarded to its executive officers stock options.

  Stock Option Awards. Stock options encourage and reward executive officers for creating stockholder value as measured by stock price appreciation. Stock options are currently awarded at an exercise price equal to the fair market value of the stock on the date of grant, and, therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. Stockholders also benefit from such stock price appreciation.

  Stock options are awarded annually consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. The base number of options granted to each executive officer falls within a pre-determined range, set and approved by the Board of Directors when implementing the Company's Stock Option Plans. Individual grants which are awarded in addition to the base options are dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance.

Compensation Committee Interlocks and Insider Participation.
  For fiscal 1995, Messrs. H.T. Ritchie (Committee Chairman), and Daniel O. Skolness comprised the Policy and Compensation Committee of the Board of Directors. Mr. Ritchie is currently the Secretary of the Company.

  As members of the Policy and Compensation Committee of the Board of Directors of the Company, Messrs. Ritchie and Skolness make recommendations to the entire Board of Directors regarding the compensation for the executive officers and directors of the Company, including those compensation arrangements described in the "Executive Compensation" portion of this proxy.

                                         Policy and Compensation Committee

                                         H.T. Ritchie, Chairman
                                         Daniel O. Skolness

                    STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the total cumulative return of the S&P 500 Stock Index and the Peer Group for the Company (Midwest Grain Products, Archer-Daniels and Methenex Corp.) for the fiscal years 1991, 1992, 1993, 1994 and 1995 ending June 30. All calculations assume reinvestment of dividends.

                     TOTAL RETURN TO STOCKHOLDERS
                (assumes $100 invested on June 30, 1991)

[GRAPH containing the following data:

                     6/91       6/92       6/93       6/94       6/95
High Plains Corp    $ 100    $ 146.04   $ 212.58   $ 251.79   $ 206.83
S&P 500 Index         100      124.76     121.19     119.51     146.54
Peer Group            100      109.79     130.60     171.93     110.98

ITEM 2          ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN


  In absence of instructions to the contrary, proxies solicited by the Board of Directors will be voted for the adoption of an Employee Stock Purchase Plan for key management employees of the Company. This plan is designed to provide certain employees designated by the Board of Directors, and which the Board feels are in a position to directly affect the profitability of the Company, with an opportunity to build a meaningful investment in the Company, thereby promoting a long-term relationship with the Company, and an incentive to encourage Company profitability. Additionally, the plan would generate additional operating capital for the Company through the purchase of shares from authorized but unissued treasury stock held by the Company.

                            Existing Plan

  The proposed plan would compliment the existing Employee Stock Purchase Plan for all other employees of the Company which was authorized by the Board in its meeting on April 6, 1995. The existing plan will run for three years, and during each of these three years, allows Company employees to purchase up to 100 shares of High Plains Corporation Common Stock for each year the employee has been with the Company. The stock may be purchased at 50% of the lowest closing market price the stock achieves within a designated window of time, but must be paid for by the employee over a 5 year period of payroll deductions, and does not vest until completion of the 5 year period, and the completion of all payments. Employees will be eligible to participate in one plan only, and may not participate in both plans.

                        Summary of Proposed Plan

  The Board currently intends to offer participation in this plan to eleven employees in key areas of company management, with a combined total of approximately 63 years of employment with the Company. The significant provisions of the plan are summarized as follows:

  (a) ELIGIBLE EMPLOYEES: This plan will be offered only to employees which are designated from time to time by the Board of Directors as key management employees.

  (b) PRICE: Participating Employees will be able to elect to purchase High Plains Common Stock at a price equal to 50% of the lowest market value (the closing price bid for the Common Stock) which the stock achieved between May 1 and August 1 for each year in which the employee makes an election to purchase.

  (c) SHARES AVAILABLE: These designated employees shall be entitled to purchase 1,000 shares during each year of the plan, plus an additional 1,000 shares for each year of employment with the Company completed prior to August 1 of the year in which the election is made. The aggregate number of shares which may be purchased under the plan shall not exceed 250,000 subject to adjustment for stock splits or dividends declared by the Board of Directors.

  (d) TERM: If approved by Shareholders of the Company, this Employee Stock Purchase Plan shall be in effect as of August 1, 1995, and for a period of three years thereafter.

  (e) PAYMENT TERMS AND VESTING: Payment for this stock may be made only through biweekly payroll deductions over a period of five years, at a rate of 20% of the total purchase cost per year, divided by the 26 pay periods each year. Prepayments will not be available except for employees who are also officers of the Company. The stock ownership will vest in the employee's name only upon the completion of the five year payment schedule. There will be no partial vesting and no prepayment options, except that any employee officer who has achieved ten continuous years of employment with High Plains Corporation shall have the option to pre-pay any balance due for shares purchased pursuant to this plan, at which time the Company will immediately transfer said shares to the employee. Excluding only this exception for employee officers with ten years of service, even in the event of the death or termination of the employee, no shares will be transferred or delivered to the employee or his estate until the completion of the five year period from the date the first payment for the stock in question is withheld from the employee's wages. If approved by the stockholders, payroll deductions will commence in December for the 1st year of the plan, and in August for the 2nd and 3rd years of the plan.

                     Vote Required for Approval

  Approval of this plan will require the affirmative vote of a majority of the shares of the Common Stock outstanding as of the Record Date. The Board of Directors has approved the proposed plan and recommends that the stockholders vote FOR the proposed amendment.


ITEM 3                  SELECTION OF AUDITORS

  Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Allen, Gibbs & Houlik, L.C. as the Company's independent auditors for the 1996 fiscal year in the absence of instructions to the contrary.

  The audit of the Company for the year ended June 30, 1995, was conducted by Allen, Gibbs & Houlik, L.C. Representatives of such firm are expected to be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to answer appropriate questions. The Board of Directors recommends that the stockholders vote FOR ratification of its appointment of Allen, Gibbs & Houlik, L.C.



                           OTHER INFORMATION

  Neither the Board of Directors nor management knows of any other matters to be presented at the Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed Proxy will vote in accordance with their judgement upon such matters. Stockholders who do not expect to attend in person are urged to execute and promptly return the enclosed form of Proxy.


                        PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders to be presented at the Company's 1996
Annual Meeting of Stockholders must be received at the Company's executive offices no later than July 2, 1996 for inclusion in the 1996 Proxy Statement.

                                     By Order of the Board of Directors
                                     Stanley E. Larson
                                     Chairman of the Board and President



Wichita, Kansas
October 6, 1995

PROXY               HIGH PLAINS CORPORATION
          200 W. Douglas, Suite #820, Wichita, KS 67202

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John F. Chivers and Donald M. Wright as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of High Plains Corporation as held of record by the undersigned on September 29, 1995, at the Annual Meeting of Stockholders to be held November 17, 1995, or any adjournment thereof.

  1.  ELECTION OF DIRECTORS
    [ ]  FOR THE NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE
         CONTRARY BELOW).
    [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW.

         H.T. RITCHIE STANDS FOR ELECTION TO A THREE YEAR TERM.
         DANIEL O. SKOLNESS STANDS FOR ELECTION TO A THREE YEAR TERM.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
          INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE
          SPACE PROVIDED BELOW.)

  2. TO AMEND THE ADOPTION OF AN EMPLOYEE STOCK PURCHASE PLAN FOR KEY MANAGEMENT EMPLOYEES OF THE COMPANY.

          [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

  3. TO RATIFY THE APPOINTMENT OF ALLEN, GIBBS & HOULIK, L.C. AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

          [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

  4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3, AND 4.

  Please sign exactly as name appears below. When shares are held by join tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   Dated: _____________________, 1995


                                   __________________________________
                                         Signature of Shareholder


                                   __________________________________
                                         Signature of Shareholder


            PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                 PROMPTLY, USING THE ENVELOPE PROVIDED